Exhibit 99.2

SUPERIOR ENERGY SERVICES, INC.

2013 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose; Structure of Plan.

(a) The purpose of the Plan is to provide Eligible Employees of the Company, its Subsidiaries and Affiliates with an opportunity to purchase common stock of the Company, thereby allowing such persons the opportunity to acquire an equity interest in the Company and enhance their sense of participation in the affairs of the Company. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 2 of the Plan.

(b) This Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of purchase rights under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such purchase rights shall be granted pursuant to rules, procedures or subplans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees, the Company, its Subsidiaries and Affiliates. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2. Definitions.

(a) “Administrator” means the Board, the Committee or one or more of the Company’s officers appointed by the Board or Committee to administer the day-to-day operations of the Plan.

(b) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Administrator, whether now or hereafter existing.

(c) “Board” means the board of directors of the Company.

(d) “Change of Control” means:

(i) the acquisition by any person of beneficial ownership of 50% or more of the outstanding common stock or 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:

(1) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 2(d)(iii) hereof) of common stock directly from the Company;

(2) any acquisition of common stock by the Company;

(3) any acquisition of common stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; or

(4) any acquisition of common stock by any corporation or other entity pursuant to a Business Combination that does not constitute a Change of Control under Section 2(d)(iii) hereof; or

(ii) individuals who, as of March 1, 2013, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii) consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any Affiliate) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

(1) the individuals and entities who were the beneficial owners of the Company’s outstanding common stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and

(2) except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 25% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 25% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(3) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this Section 2(d), the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

(e) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

(f) “Committee” means the compensation committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

(g) “Company” means Superior Energy Services, Inc., a Delaware corporation.

(h) “Compensation” means regular straight-time earnings or base salary, including payments for overtime, shift differentials, incentive compensation, bonuses, geographical coefficients and other special payments, fees, allowances or other extraordinary compensation (but excluding long-term disability or workers compensation payments and similar amounts), unless otherwise determined by the Administrator on a uniform and nondiscriminatory basis. The Administrator shall have the discretion to determine the application of this definition to Participants outside the United States.

(i) “Continuous Status” means continuous service of an individual as an Eligible Employee of the Company or a Designated Company without any interruption or termination of service as an Eligible Employee. Continuous Status shall not be considered interrupted in the case of (i) sick leave or military leave authorized under the Company’s policies; (ii) any other bona fide leave of absence approved by the Company or a Designated Company, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of any such longer leave is guaranteed by contract, statute, or any Company policy adopted from time to time; or (iii) transfers between the Company and its Designated Companies.

(j) “Designated Company” means any Subsidiary or Affiliate selected by the Administrator as eligible to participate in the Plan, provided, however, that an Affiliate which does not qualify as a Subsidiary may be designated only to participate in the Non-423 Component.

(k) “Director” means a member of the Board.

(l) “Effective Date” means the date the Plan becomes effective in accordance with Section 24 hereof.

(m) “Eligible Employee” means any individual who is treated as an employee in the records of the Company or any Designated Company, in each case regardless of any subsequent reclassification by the Company or by any Designated Company, any governmental agency, or any court.

(n) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor law thereto, and the regulations promulgated thereunder.

(o) “Fair Market Value” means the closing price for a Share on the New York Stock Exchange (or if the Shares are not then listed on such exchange, such other national securities exchange on which the Shares are then listed) on the date of determination or, if such date is not a Trading Day, on the last Trading Day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(p) “Offering” means an offer under the Plan of a purchase right that may be exercised during an Offering Period. For purposes of this Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of the Company or one or more Designated Companies will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.

(q) “Offering Date” means the first day of each Offering Period.

(r) “Offering Period” means the period set forth in Section 4(a) hereof.

(s) “Parent” means a “parent corporation” of the Company whether now or hereinafter existing as defined in Section 424(e) of the Code.

(t) “Participant” means any Eligible Employee who participates in the Plan as described in Section 5 hereof.

(u) “Participation Election” means any written agreement, enrollment form, contract or other instrument or document (in each case in paper or electronic form) evidencing that an Eligible Employee has elected to become a Participant in the Plan.

(v) “Plan” means this Superior Energy Services, Inc. 2013 Employee Stock Purchase Plan, including both the 423 and Non-423 Components.

(w) “Purchase Date” means the last day of each Offering Period (or, if such day is not a Trading Day, the Trading Day immediately preceding such day).

(x) “Purchase Price” means a per-Share amount, equal to eighty five percent (85%) of the lesser of (i) the Fair Market Value of a Share on the Offering Date for the relevant Offering Period, or (ii) the Fair Market Value of a Share on the applicable Purchase Date.

(y) “Share” means a share of common stock of the Company, or such other security of the Company into which such share shall be changed in accordance with Section 16 hereof.

(z) “Subsidiary” means a “subsidiary corporation” of the Company whether now or hereafter existing, as defined in Section 424(f) of the Code.

(aa) “Trading Day” means a day on which the principal national stock exchange on which the Shares are listed is open for trading.

3. Eligibility.

(a) Unless otherwise provided in this Section 3 and subject to Section 5 below, all Eligible Employees shall be eligible to participate in the Plan .

(b) The Administrator, in its discretion, from time to time may, prior to an Offering Date for a particular Offering and for all purchase rights to be granted on such Offering Date under such Offering, determine that Eligible Employees who customarily work twenty (20) hours or less per week or not more than five (5) months in any calendar year (or, in each case, such lesser period of time as may be determined by the Administrator in its discretion) shall not be included in the Offering.

(c) Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a purchase right to the extent that immediately after the grant such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock of the Company and/or hold outstanding purchase rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the stock of the Company or of any Subsidiary.

4. Offering Periods. The Plan shall be implemented by a series of Offering Periods of approximately six (6) months duration during which time a purchase right under the Plan may be offered to Eligible Employees. The first Offering Period shall commence on July 1, 2013, or on such other date as the Administrator shall determine. Subsequently, Offering Periods shall begin on January 1 and July 1 of each year and end on June 30 and December 31, respectively. The duration and timing of Offering Periods may be changed without stockholder approval; provided, however, that in no event shall an Offering Period exceed 27 months and, provided, further, that any such change is announced to Eligible Employees prior to the beginning of the first Offering Period to be affected.

5. Participation. An Eligible Employee may become a Participant in the Plan by completing, within any prescribed enrollment period prior to the applicable Offering Date, a Participation Election (either through the Company’s online Plan enrollment process or in paper form) and/or any other forms and following any procedures for enrollment in the Plan as may be established by the Administrator from time to time. An employee who becomes an Eligible Employee during an Offering Period or prior to an Offering Period but after expiration of any prescribed enrollment period for such Offering Period may enroll in the Plan only with effect for the subsequent Offering Period. A Participant’s enrollment in the Plan shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

6. Payroll Deductions or Other Contributions.

(a) At the time a Participant completes any Participation Election, enrollment form and/or procedure to enroll in the Plan, as provided in Section 5 hereof, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10% of the Compensation that he or she receives on each pay day during the Offering Period. Should a pay day occur on a Purchase Date, a Participant shall have the payroll deductions made on such day applied to his or her account under the current Offering Period, unless otherwise provided by the Administrator. The Administrator, in its sole discretion, may permit Participants to contribute amounts to the Plan through payment by cash, check or other means if payroll deductions are not permitted or advisable under applicable law; provided, however, that such contributions shall not exceed 10% of the Compensation received each pay day during the Offering Period.

(b) Payroll deductions or other contributions, as applicable, for a Participant shall commence on the first pay day following the Offering Date and shall end on the last pay day in the Offering Period to which such authorization is applicable (subject to Section 6(a) hereof), unless sooner terminated by the Participant as provided in Section 10 hereof.

(c) Any payroll deduction or other contribution elections made by a Participant shall be in whole percentages only.

(d) A Participant may not change his or her rate of contribution during an Offering Period. Any change in the rate of contribution may be made only effective for the next Offering Period by completing any form or following any procedure established by the Administrator from time to time. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code as described in Section 8(b) hereof, as determined by the Administrator in its sole discretion, a Participant’s payroll deductions or other contributions may be decreased during an Offering Period.

7. Grant of Purchase Right. On each Offering Date, each Participant shall be granted a right to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of Shares determined by dividing such Participant’s payroll deductions or other contributions accumulated prior to such Purchase Date by the applicable Purchase Price, provided, however, that in no event shall a Participant be permitted to purchase more than 1,000 Shares during each Offering Period, subject to adjustment pursuant to Section 16 hereof, and provided further that such purchase shall be subject to the limitations set forth in Section 8(b) hereof. The Administrator may, for future Offerings, increase or decrease the maximum number of Shares that a Participant may purchase during an Offering Period. With respect to any Offering, the purchase right shall expire on the last day of the relevant Offering Period.

8. Purchase of Shares.

(a) Unless a Participant withdraws from the Plan as provided in Section 10 hereof, on the Purchase Date, the maximum number of Shares that may be purchased with the accumulated payroll deductions or other contributions in the Participant’s account shall be purchased for such Participant at the applicable Purchase Price, subject to the limitations in Section 7 and Section 8(b) hereof. Unless otherwise determined by the Administrator prior to an Offering, fractional Shares shall not be purchased and any payroll deductions or other contributions accumulated in a Participant’s account which are not sufficient to purchase a full Share shall, at the discretion of the Administrator, be returned to the Participant or be retained in the Participant’s account for a subsequent Offering Period. Shares may be purchased pursuant to the purchase right granted to Participant under the Plan only by the Participant.

(b) Notwithstanding any other provision of the Plan, no Participant shall be granted a purchase right under the Plan which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds US $25,000 in Fair Market Value of Shares (determined at the time the purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

(c) If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which purchase rights are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the relevant Offering Date, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Administrator may provide, in its sole discretion, that the Company shall make a pro-rata allocation of the Shares available for purchase on such Purchase Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising purchase rights on such Purchase Date. The Company may make a pro-rata allocation of the Shares pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to the relevant Offering Date.

9. Delivery of Shares. By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Company. Alternatively, the Administrator may provide for a Plan share account for each Participant to be established by the Company or by an outside entity selected by the Company which is not a brokerage firm. As soon as reasonably practicable after each Purchase Date, the Company shall arrange for the delivery to each Participant of the Shares purchased upon exercise of his or her purchase right to the Participant’s brokerage or Plan share account in a form determined by the Administrator. Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any purchase under the Plan, and instead such Shares shall be recorded in the books of the brokerage firm selected by the Company or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.

10. Withdrawal.

(a) A Participant may decide not to purchase Shares on a Purchase Date and may elect to withdraw all, but not less than all, the payroll deductions or other contributions credited to his or her account and not yet used to purchase Shares under the Plan at any time by giving notice in the form and manner prescribed by the Administrator from time to time. Upon such withdrawal, (i) all of the Participant’s payroll deductions or other contributions credited to his or her account shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, (ii) such Participant’s purchase right for the Offering shall be terminated automatically and (iii) no further payroll deductions or other contributions for the purchase of Shares shall be made during the current Offering Period. Notwithstanding the foregoing, the Administrator may specify a period of time immediately preceding each Purchase Date during which time any withdrawal will not be effective for the current Offering Period but will become effective for all subsequent Offering Periods. If a Participant withdraws from the Plan as described herein, payroll deductions or other contributions shall not resume at the beginning of the subsequent Offering Period unless the Participant completes a Participation Election and/or any other forms and follows any procedures for enrollment in the Plan as described in Section 5 hereof.

(b) A Participant’s withdrawal from an Offering shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in subsequent Offerings which commence after the termination of the Offering from which he or she has withdrawn.

11. Tax Withholding. The Participant must make adequate provision for any withholding obligation of the Company or any Subsidiary or Affiliate for federal, state, or any other tax liability, national insurance, social security, payment-on-account or other tax related items, if any, which arise as a result of participation in the Plan, including, for the avoidance of doubt, any liability to pay an employer tax or social insurance contribution which has been shifted from the Company or any Subsidiary or Affiliate to the Participant as a matter of law or contract. The Company or any Subsidiary or Affiliate, as applicable, may withhold, by any method permissible under applicable law, the amount necessary for the Company or a Subsidiary or Affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or a Subsidiary or Affiliate, as applicable, any tax deductions or benefits attributable to the sale or early disposition of Shares by the Participant.

12. No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

13. Termination of Employment. Unless otherwise determined by the Administrator, upon a Participant ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions or other contributions credited to such Participant’s account during the current Offering Period but not yet used to purchase Shares under the Plan shall be returned to such Participant or, in the case of termination of employment due to death, to the Participant’s heirs or estate, and such Participant’s purchase right shall be terminated automatically.

14. Interest. No interest will accrue on the payroll deductions or other contributions of a Participant in the Plan, except as may be required by applicable law, as determined by the Administrator.

15. Shares Available for Purchase under the Plan.

(a) Basic Limitation. Subject to adjustment pursuant to Section 16 hereof, the aggregate number of Shares authorized for sale under the Plan is 3,000,000 Shares. For the avoidance of doubt, the limitation set forth in this section may be used to satisfy purchases of Shares under either the 423 Component or the Non-423 Component.

(b) Rights as an Unsecured Creditor. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly-authorized transfer agent of or broker selected by the Company), a Participant shall only have the rights of an unsecured creditor with respect to such Shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such Shares.

(c) Source of Shares Deliverable at Purchase. Any Shares issued upon purchase may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

16. Adjustments for Changes in Capitalization and Similar Events.

(a) Adjustment. Subject to any required action by the stockholders of the Company, the number of Shares that have been authorized for issuance under the Plan, whether under currently outstanding purchase rights or available for future purchase rights, and the price per Share covered by each purchase right under the Plan that has not yet been exercised, shall be proportionately and equitably adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company.

(b) Change of Control. In the event of a public announcement of an event that may result in a Change of Control, the Board or Committee may, in its sole discretion (and without the consent of participants), elect to (i) unilaterally terminate the Plan at any time prior to the consummation of such transaction and return all contributions to Participants; (ii) unilaterally set a new Purchase Date on or at any time before the date of consummation of the Change of Control (provided that the Company notifies the Participants of such new date), as of which new Purchase Date the Offering Period then in progress will terminate and all outstanding purchase rights hereunder shall be deemed to be exercised automatically, unless prior to such date a Participant has withdrawn from the Offering Period as provided in Section 10; or (iii) provide for an alternative treatment of the Participants’ purchase rights that is acceptable to the person or entity that will succeed to the Company’s assets, business or operations pursuant to such transaction. Any action taken by the Board or Committee under this section shall be binding on all Participants.

17. Administration.

(a) Authority of the Administrator. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Administrator by the Plan, the Administrator shall have sole and plenary authority to administer the Plan, including, without limitation, the authority to:

(i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any Participation Election or other instrument or agreement relating to the Plan;

(ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in the 423 Component or the Non-423 Component and which entities shall be Designated Companies;

(iii) determine the terms and conditions of any right to purchase Shares and any Offering under the Plan;

(iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(v) amend an outstanding purchase right or grant a replacement purchase right for a purchase right previously granted under the Plan if, in the Administrator’s discretion, it determines that (A) the tax consequences of such purchase right to the Company, a Subsidiary or Affiliate or to the Participant differ from those consequences that were expected to occur on the date the purchase right was granted, or (B) clarifications or interpretations of, or changes to, tax law or regulations permit purchase rights to be granted that have more favorable tax consequences than initially anticipated; and

(vi) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan.

Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator specifically is authorized to adopt rules, procedures and subplans, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions or other contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary-designation requirements, withholding procedures and handling of Share issuances, which may vary according to local requirements.

(b) Administrator Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any right to purchase Shares granted under the Plan shall be within the sole and plenary discretion of the Administrator, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Designated Company, any Participant, any Eligible Employee, or any beneficiary of such person, as applicable.

18. Transferability. Neither payroll deductions nor other contributions credited to a Participant’s account nor any rights with regard to the exercise of a purchase right or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10 hereof.

19. Use of Funds. All payroll deductions or other contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or contributions except as may be required by applicable law, as determined by the Administrator.

20. Amendment and Termination.

(a) The Plan may be amended, modified, suspended or terminated by the Board or the Committee without the approval of the stockholders of the Company; provided, however, that the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required by applicable law or government regulation, or the rules of the New York Stock Exchange or any successor exchange or quotation system on which the Shares may be listed or quoted or to comply with Section 423 of the Code. For the avoidance of doubt, the authority to amend, modify, suspend or terminate the Plan may not be delegated.

(b) Without limitation to the provisions of Section 20(a) hereof, the Administrator shall be entitled to take the following actions without stockholder approval and without regard to whether any Participant rights may be considered to be adversely affected by such actions:

(i) change the method for determining the Purchase Price;

(ii) change the duration and timing of Offering Periods (subject to the limitations set forth in Section 4 hereof);

(iii) determine whether or not and how frequent changes may be made to the rate of payroll deductions or other contributions to be made during an Offering Period;

(iv) increase or decrease the maximum number of Shares a Participant may purchase during an Offering Period (subject to the limitations set forth in Section 8(b) hereof);

(v) establish the exchange ratio applicable to payroll deductions or other contributions made in a currency other than U.S. dollars;

(vi) change the maximum rate of payroll deductions or other contributions that a Participant can elect or permit payroll deductions or other contributions in excess of the rate designated by a Participant to adjust for delays or mistakes in the Company’s processing of a properly completed Participation Election;

(vii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts deducted from or contributed by the Participant; and

(viii) establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.

22. Conditions upon Issuance of Shares.

(a) Shares shall not be issued with respect to a purchase right unless the purchase of Shares pursuant to such purchase right and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, U.S. and non-U.S. and state and local provisions, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. In the event the Company determines that Shares may not be issued pursuant to this Section 22(a), any payroll deductions or other contributions shall be promptly refunded to the relevant Participants.

(b) As a condition to the purchase of Shares pursuant to a purchase right, the Company may require the person on whose behalf Shares are purchased to represent and warrant at the time of any such purchase that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the applicable provisions of law described in Section 22(a) hereof.

23. Share Issuance. All Shares delivered pursuant to the purchase of Shares under the Plan shall be subject to such restrictions as the Administrator may deem advisable under the Plan or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, the New York Stock Exchange or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable federal, state or other laws, and the Administrator may take whatever steps are necessary to effect such restrictions.

24. Term of Plan. After adoption of the Plan by the Board, this Plan will become effective on the first Offering Date (as described in Section 4 hereof). Subject to Section 25 hereof, this Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board or the Committee (pursuant to Section 20(a) hereof), (b) issuance of all of the Shares reserved for issuance under this Plan, or (c) ten (10) years from the adoption of this Plan by the Board. No further purchase rights shall be granted or Shares purchased, and no further payroll deductions or other contributions shall be collected under the Plan following such termination.

25. Stockholder Approval of Plan. This Plan shall be approved by the stockholders of the Company, in the manner and to the degree required under applicable law, within twelve (12) months of the date this Plan is adopted by the Board. No purchase of Shares pursuant to this Plan shall occur prior to such stockholder approval. If the Plan is not approved by the stockholders of the Company prior to the first scheduled Purchase Date, the Plan and all purchase rights granted under the Plan will terminate immediately prior to the first scheduled Purchase Date without any action by the Board or the Committee, and all payroll deductions and other contributions will be refunded to Participants as soon as practicable.

26. Code Section 409A; Tax Qualification.

(a) Purchase rights granted under the 423 Component are exempt from the application of Section 409A of the Code. Purchase rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Subject to Section 26(b) hereof, purchase rights granted to U.S. taxpayers under the Non-423 Component shall be subject to such terms and conditions that will permit such purchase rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the Shares subject to a purchase right be delivered within the short-term deferral period. Subject to Section 26(b) hereof, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Administrator determines that a purchase right or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the purchase right shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the purchase right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto.

(b) Although the Company may endeavor to (i) qualify a purchase right for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 26(a) hereof. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

27. Severability. If any particular provision of this Plan is found to be invalid or otherwise unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision were omitted.

28. Governing Law. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of federal law, this Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

29. Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.